Exhibit 10.4

EXECUTION COPY

RECEIVABLES PURCHASE AGREEMENT

Dated as of April 4, 2007

between

COMPUCREDIT INTERNATIONAL ACQUISITION CORPORATION

and

PARTRIDGE FUNDING CORPORATION

-i-

-ii-

RECEIVABLES PURCHASE AGREEMENT, dated as of April 4, 2007, by and between CompuCredit International Acquisition Corporation, a corporation organized and existing under the laws of the State of Nevada (together with its permitted successors and assigns, “Seller”) and Partridge Funding Corporation, a corporation organized and existing under the laws of the State of Nevada (together with its permitted successors and assigns, “Purchaser”).

W I T N E S S E T H:

WHEREAS, under the terms of an Agreement Relating to the Sale and Purchase of Partridge Business (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Sale and Purchase Agreement”), dated as of April 4, 2007, among Barclays Bank PLC, a company incorporated in England and Wales (“Barclays Bank”), CompuCredit UK Limited, a company incorporated in England and Wales (“CompuCredit UK”), CompuCredit Services Corp., a Nevada corporation, and Seller, Barclays will sell, among other items, certain credit card accounts and receivables to Seller’s designee, R. Raphael & Sons PLC, a company incorporated in England and Wales (“Raphaels Bank”);

WHEREAS, under the terms of a Receivables Purchase Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “RB Receivables Purchase Agreement”), dated as of April 4, 2007, between Raphaels Bank and Seller, Raphaels Bank will sell and Seller will purchase from time to time certain Receivables (hereinafter defined) arising under the Accounts (hereinafter defined) existing at the Cut-Off Time (hereinafter defined) and thereafter created;

WHEREAS, Purchaser desires to purchase from the Seller, from time to time, certain Receivables arising under the Accounts existing at the Cut-Off Time and thereafter created;

WHEREAS, Seller desires to sell and assign from time to time Receivables to Purchaser upon the terms and conditions hereinafter set forth;

WHEREAS, it is contemplated that the Receivables purchased hereunder will be transferred by Purchaser to the Issuer and a security interest therein will be granted by the Issuer to the Indenture Trustee (hereinafter defined) in connection with the issuance of certain notes; and

WHEREAS, Seller agrees that all representations, warranties, covenants and agreements made by Seller herein with respect to the Accounts and Receivables shall also be for the benefit of the Issuer and the Indenture Trustee for the benefit of the holders of the Notes and any Series Enhancers.

NOW, THEREFORE, it is hereby agreed by and between Purchaser and Seller as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. All capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Indenture, the Trust Agreement or the Transfer and Servicing Agreement; in addition, the following words and phrases shall have the following meanings:

“Account” shall mean each VISA®1 consumer revolving credit card account conveyed by Barclays to Raphaels Bank pursuant to the Sale and Purchase Agreement and identified by name and account number on the Account Schedule, including Related Accounts and Transferred Accounts.

“Account Owner” shall mean (i) prior to the Conversion Date, Barclays Bank and (ii) on and after the Conversion Date, Raphaels Bank or any other entity which is the owner or issuer of the credit card relating to an Account pursuant to a Credit Card Agreement.

“Account Ownership Agreement” shall mean the Account Ownership Agreement dated as of April 4, 2007 between Raphaels Bank, CIAC and the Seller.

“Account Schedule” shall mean a computer file or microfiche list containing a true and complete list of all Accounts delivered to Purchaser by Seller on or prior to the Closing Date.

“Agreement” shall mean this Receivables Purchase Agreement, as it may be amended, amended and restated, supplemented, or otherwise modified from time to time.

“Barclays Bank” shall have the meaning set forth in the Recitals hereto.

“Cash Advance Fees” shall have the meaning set forth in the Credit Card Agreement applicable to each Account for cash advance fees or similar terms if such fees are provided for with respect to such Account.

“Charged-Off Accounts” shall mean the Accounts that are identified by name and account number on the Account Schedule as having been charged-off by Barclays Bank in accordance with its applicable policy as of the Cut-Off Time.

“CIAC” shall mean CompuCredit International Acquisition Corporation, a Nevada Corporation.

“Closing Date” shall mean April 4, 2007.

“Closing Purchase Price” shall have the meaning set forth in subsection 3.01(a).

“Collections” shall mean, to the extent transferred to Seller pursuant to a Partridge Receivables Purchase Agreement, all payments by or on behalf of Obligors received in respect of

[1]	VISA® is a registered trademark of VISA U.S.A., Inc.

the Receivables, in the form of cash, checks, SWIFT payments, wire transfers, direct debits, bank giro credits, electronic transfers, ATM transfers or any other form of payment and all other amounts specified by this Agreement as constituting Collections, including Interchange, Insurance Proceeds, and Recoveries with respect to the Receivables.

“CompuCredit UK” shall have the meaning set forth in the Recitals hereto.

“Conversion Date” shall mean the date on which Seller provides notice to Purchaser that Raphaels Bank has issued replacement Credit Cards to all Obligors bearing the name of Raphaels Bank in place of the existing Credit Cards bearing the name of Barclays Bank.

“Conveyance” shall have the meaning set forth in subsection 2.01(a).

“Conveyance Papers” shall have the meaning set forth in subsection 4.01(a)(iii).

“Covered Account” shall have the meaning set forth in Section 6.01.

“Credit Adjustment” shall have the meaning set forth in Section 3.02(c).

“Credit Card” shall mean the plastic VISA credit card issued by the Account Owner to each Obligor pursuant to the relevant Credit Card Agreement.

“Credit Card Agreement” shall mean, with respect to a revolving credit card account, the agreements between the Account Owner and the Obligor governing the terms and conditions of such account, as such agreements or statements may be amended, modified or otherwise changed from time to time and as distributed (including any amendments and revisions thereto) to holders of such Account.

“Credit Card Guidelines” shall mean the respective policies and procedures of the Servicer or the Account Owner as such policies and procedures relate to the Accounts and as such may be amended from time to time, (a) relating to the operation of its credit card business, which generally are applicable to its portfolio of revolving credit card accounts or, in the case of an Account Owner that has only a portion of its portfolio subject to a Partridge Receivables Purchase Agreement, applicable to such portion of its portfolio, and in each case which are consistent with prudent practice, including the policies and procedures for determining the creditworthiness of credit card customers and the extension of credit to credit card customers, and (b) relating to the maintenance of credit card accounts and collection of credit card receivables.

“Cut-Off Time” shall mean 11:59 p.m. London time on April 3, 2007.

“Debtor Relief Laws” shall mean (i) the United States Bankruptcy Code and (ii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, receivership, insolvency, reorganization, suspension of payments, adjustment of debt, marshalling of assets or similar debtor relief laws of the United States, any state or any foreign country from time to time in effect affecting the rights of creditors generally.

“Declaration of Trust” shall mean the declaration of trust, dated the date hereof, made by Barclays Bank in respect of the Receivables and the other Purchased Assets in favor of Raphaels Bank as CIAC’s designee.

“Eligible Account” shall mean a VISA consumer revolving credit card account which, as of the Cut-Off Time, has the following characteristics:

(a) is in existence, owned and maintained by the Account Owner;

(b) is not a Charged-Off Account; and

(c) is not an Excluded Account.

“Eligible Receivable” shall mean each Receivable:

(a) which has arisen in an Eligible Account;

(b) which was created in compliance in all material respects with all Requirements of Law applicable to the institution which owned such Receivable at the time of its creation and pursuant to a Credit Card Agreement which complies in all material respects with all Requirements of Law;

(c) with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations in respect of the Financial Services and Markets Act 2000, the Consumer Credit Act 1974 and the Data Protection Act 1998 or with any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the execution, delivery and performance by the Account Owner of its obligations, if any, under the related Credit Card Agreement pursuant to which such Receivable was created, have been duly obtained, effected or given and are in full force and effect;

(d) as to which, at the time of the transfer of such Receivable to Purchaser, Seller has good and marketable title thereto free and clear of all Encumbrances;

(e) which, at the time of the transfer of such Receivable to Purchaser, is the legal, valid and binding payment obligation of the Obligor thereon enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity);

(f) which, at the time of transfer to Purchaser, has not been waived or modified except as permitted in accordance with the Credit Card Guidelines and which waiver or modification is reflected in the Account Owner’s or Servicer’s computer file of revolving credit card accounts or, with respect to terms other than pricing terms, otherwise on its books and records;

(g) which, at the time of transfer to Purchaser, is not subject to any right of rescission, setoff, counterclaim or any other defense (including defenses arising out of violations of usury laws) of the Obligor, other than defenses arising out of applicable Debtor Relief Laws and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or equity);

(h) as to which, at the time of transfer to Purchaser, Seller has satisfied all of its obligations under the applicable Credit Card Agreement to the applicable Obligor required to be satisfied by such time; and

(i) as to which, at the time of transfer to Purchaser, Seller has not taken any action which would impair, or omitted to take any action the omission of which would impair, the rights of Purchaser in such Receivable.

“Encumbrance” shall mean any security interest, mortgage, claim, charge (fixed or floating), deed of trust, pledge, hypothecation, assignment, deposit arrangement, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, or any financing lease having substantially the same economic effect as any of the foregoing.

“Excluded Account” shall mean a credit card account which, as of the Cut-Off Time, has one or more of the following characteristics:

(a) is the subject of a dispute as to the validity, enforceability or existence of the account, or the underlying Credit Card Agreement, which dispute has either been notified to Account Owner in writing or is recorded in the Account Owner’s records as of the Cut-Off Time;

(c) is charged off or should have been charged off in accordance with the Policies and Procedures;

(d) is subject to litigation, other than credit card accounts that are in litigation solely as a result of legal collection initiated by the Account Owner;

(e) does not have an address located in the United Kingdom;

(f) in respect of which the first payment has become due and payable and the Obligor has never made a payment;

(g) has been re-aged other than in accordance with the Policies and Procedures (but excluding any accounts which have been re-aged incorrectly as a result of a conversion as disclosed to Seller by Barclays Bank) and the aggregate amount of outstanding Receivables related thereto as of the Cut-Off Time exceed £125,000;

(h) any test accounts opened or maintained by the Account Owner with respect to the VISA system for verification or other internal purposes;

(i) the Obligor in respect of which has pledged assets or made a cash collateral deposit as full or partial security for payment of Receivables outstanding as of the Cut-Off Time, which assets or deposits are held by the Account Owner as of the Closing Date;

(j) the Obligor in respect of which is dead or has had an individual voluntary arrangement approved by the Account Owner on or before the Cut-Off Time;

(k) has been originated by fraud or fraudulent action on or before the Cut-Off Time;

(l) is not identified on the Account Schedule as a “B” account or as a “C” account; or

(m) the Obligor in respect of which has been declared bankrupt.

“Finance Charge Receivables” shall mean, to the extent transferred to Seller pursuant to a Partridge Receivables Purchase Agreement, all Receivables that constitute (i) Periodic Rate Finance Charges, (ii) Cash Advance Fees, (iii) annual membership fees and annual service charges, (iv) Late Fees and (v) Overlimit Fees.

“Governmental Authority” shall mean any governmental, regulatory or self-regulatory entity, in the United Kingdom or in the United States of America, or any state thereof or any other foreign governmental state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indenture” shall mean the Master Indenture, dated as of April 4, 2007, among the Issuer, the Indenture Trustee and CIAC as Servicer, as modified or supplemented by any indenture supplement thereto.

“Indenture Trustee” shall mean Deutsche Bank Trust Company Americas in its capacity as indenture trustee under the Indenture, or its successor in interest, or any successor indenture trustee appointed as provided in the Indenture.

“Insolvency Event” shall have the meaning set forth in Section 7.02.

“Insurance Proceeds” shall mean, to the extent transferred to Seller pursuant to a Partridge Receivables Purchase Agreement, any amounts received pursuant to any credit insurance policies covering any Obligor with respect to Receivables under such Obligor’s Account.

“Interchange” shall mean, to the extent transferred to Seller pursuant to a Partridge Receivables Purchase Agreement, all interchange fees payable to the Account Owner (net of any interchange fees paid by such Account Owner), in its capacity as credit card issuer, through VISA in connection with cardholder charges for goods or services with respect to the Accounts.

“Issuer” shall mean Partridge Acquired Portfolio Business Trust, a Nevada business trust.

“Late Fees” shall have the meaning set forth in the Credit Card Agreement applicable to each Account for late fees or similar terms if such fees are provided for with respect to such Account.

“Obligor” shall mean, with respect to any Account, the Person or Persons obligated to make payments with respect to such Account, including any guarantor thereof, but excluding any merchant.

“Operating Regulations” shall mean the by-laws, rules and regulations of Visa.

“Overlimit Fees” shall have the meaning set forth in the Credit Card Agreement applicable to each Account for overlimit fees or similar terms if such fees are provided for with respect to such Account.

“Owner Trustee” shall mean Wilmington Trust FSB, a federal savings bank, not in its individual capacity but solely as Owner Trustee under the Trust Agreement (unless otherwise specified therein), and any successor Owner Trustee thereunder.

“Partridge Receivables Purchase Agreement” shall mean the RB Receivables Purchase Agreement and any receivables purchase agreement, substantially in the form of such agreement, entered into between Seller and an Account Owner in the future.

“Periodic Rate Finance Charges” shall have the meaning set forth in the Credit Card Agreement applicable to each Account for finance charges (due to periodic rate) or any similar term.

“Person” shall mean any person or entity, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature, whether or not a legal entity.

“Personal Data” shall have the meaning given to that term in the United Kingdom Data Protection Act 1998, as amended. Personal Data shall not include the Account numbers of the Obligors.

“Principal Receivables” shall mean, to the extent transferred to Seller pursuant to a Partridge Receivables Purchase Agreement, all Receivables other than Finance Charge Receivables.

“Purchase Price” shall have the meaning set forth in subsection 3.01(a).

“Purchased Assets” shall have the meaning set forth in subsection 2.01(a).

“Purchase Price Adjustment” shall have the meaning set forth in subsection 3.02(a).

“Purchaser” shall have the meaning set forth in the Preamble hereto.

“Raphaels Bank” shall have the meaning set forth in the Recitals hereto.

“RB Receivables Purchase Agreement” shall mean the Receivables Purchase Agreement between Raphaels Bank and Seller, dated as of April 4, 2007, as it may be further amended, amended and restated, supplemented, or otherwise modified from time to time.

“Receivable” shall mean any amount owing by the Obligor under an Account from time to time to the extent, but only to the extent, that such amount owing has been conveyed to Seller pursuant to a Partridge Receivables Purchase Agreement.

“Recoveries” shall mean, to the extent transferred to Seller pursuant to a Partridge Receivables Purchase Agreement, all amounts received with respect to Receivables which have been previously charged off.

“Related Account” shall mean an Account with respect to which a new credit account number has been issued by the Account Owner or Servicer under circumstances resulting from an error or a lost or stolen credit card not requiring standard application and credit evaluation procedures under the Credit Card Guidelines, provided that such Related Account can be traced or identified, by reference to or by way of an Account Schedule, as an Account into which an Account has been transferred.

“Related Agreements” shall mean the Sale and Purchase Agreement, the Account Ownership Agreement, each Partridge Receivables Purchase Agreement, the Trust Agreement, the Indenture and the Transfer and Servicing Agreement.

“Repurchase Price” shall have the meaning set forth in Section 6.02.

“Requirements of Law” shall mean, with respect to any Person, the Operating Regulations and the requirements of any national, supra-national or local law, statute, rule or regulation or judicial, governmental, or administrative order, decree or ruling or any provision of any organizational, corporate, constitutional or governing documents, applicable to the Seller or the Accounts or the Account Owner in relation to the credit card business conducted pursuant to the Account Ownership Agreement or the actions of any party to this Agreement in the performance of its respective obligations hereunder or under any Related Agreements.

“Sale and Purchase Agreement” shall have the meaning set forth in the Recitals hereto.

“Seller” shall have the meaning set forth in the Preamble hereto.

“Servicer” shall mean the Servicer from time to time under the Transfer and Servicing Agreement.

“Signing Statement” shall mean a statement reflecting the net daily cash settlements of cash receipts and cash disbursements with regard to the Accounts for the period between the Valuation Date and the Closing Date to be delivered by Seller to Purchaser within twenty (20) Business Days following the Closing Date.

“Transfer and Servicing Agreement” shall mean the Transfer and Servicing Agreement, dated as of April 4, 2007, among CIAC, as Servicer, Purchaser, as Transferor, the Issuer and the Indenture Trustee.

“Transferred Account” shall mean each account (other than a Related Account) into which an Account shall be transferred, provided that such transfer was made in accordance with the Credit Card Guidelines, and further provided that such Transferred Account can be traced or identified, by reference to or by way of an Account Schedule, as an Account into which an Account has been transferred.

“Trust Agreement” shall mean the Partridge Acquired Portfolio Master Business Amended and Restated Trust Agreement, dated as of April 4, 2007, between Purchaser and Wilmington Trust FSB.

“Valuation Date” shall mean 11:59 p.m. London time on February 28, 2007.

“UCC” shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.

“VISA” shall mean Visa International Services Association, Visa Europe Limited and any other Visa entity, as appropriate, and their successors in interest.

Section 1.02. Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificate, other document, or Conveyance Paper made or delivered pursuant hereto unless otherwise defined therein.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, subsection, Schedule and Exhibit references contained in this Agreement are references to Sections, subsections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

(c) Terms used herein that are defined in the New York UCC and not otherwise defined shall have the meanings set forth in the New York UCC unless the context requires otherwise.

Section 1.03. Incorporation By Reference.

Each reference herein to the Sale and Purchase Agreement, the Account Ownership Agreement, the RB Receivables Purchase Agreement, the Trust Agreement, the Indenture, the Transfer and Servicing Agreement, or any other Related Agreement, refers to such agreement as in effect on the Closing Date unless otherwise agreed to by Seller and Purchaser.

[END OF ARTICLE I]

ARTICLE II

PURCHASE AND CONVEYANCE OF RECEIVABLES

Section 2.01. Purchase.

(a) In consideration of the payment of the Purchase Price as provided herein, Seller does hereby sell, transfer, assign, set over and otherwise convey to Purchaser (collectively, the “Conveyance”), without recourse except as provided herein, all its right, title and interest in, to and under, whether now owned or hereafter acquired, all Receivables existing as of the Cut-Off Time arising in the Accounts (including Transferred Accounts and Related Accounts related to such Accounts), and thereafter created from time to time in such Accounts, all monies due or to become due and all amounts received or receivable with respect thereto, all Collections with respect to such Receivables, the trust over the foregoing created by Barclays Bank in favor of Raphaels Bank pursuant to the Declaration of Trust, each Partridge Receivables Purchase Agreement, the Sale and Purchase Agreement and all documents executed from time to time in connection therewith (all of the foregoing being the “Purchased Assets”).

(b) The Receivables existing in the Accounts as of the Cut-Off Time and thereafter arising in the Accounts on or prior to the Closing Date, and the related Purchased Assets, shall be and hereby are sold by Seller and purchased by Purchaser on the Closing Date. Receivables arising in the Accounts after the Closing Date and the related Purchased Assets shall be and hereby are sold by Seller and purchased by Purchaser on the date such Receivables arise.

(c) Seller shall record and file, at its own expense, any financing statements (and amendments with respect to such financing statements when applicable) with respect to the Purchased Assets meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain the perfection of, the Conveyance of such Purchased Assets from Seller to Purchaser.

(d) Seller shall, at its own expense, (i) on or prior to the Closing Date, indicate in its books and records that the Purchased Assets have been conveyed to Purchaser in accordance with this Agreement and (ii) on or prior to the Closing Date, deliver to Purchaser an Account Schedule. Such Account Schedule, as supplemented from time to time, shall be delivered to Purchaser. Once the books and records referenced in clause (i) of this paragraph have been indicated with respect to any Purchased Asset, Seller further agrees not to alter such indication during the remaining term of this Agreement unless and until Seller has taken such action as is necessary or advisable to cause the interest of Purchaser in the Purchased Assets to continue to be perfected and of first priority.

(e) The parties hereto intend that the conveyance of the Purchased Assets by Seller to Purchaser shall constitute an absolute sale, conveying good title, free and clear of any Encumbrances, from Seller to Purchaser. In the event, however, that it were to be determined that the transactions evidenced hereby constitute a loan and not a purchase and sale, this Agreement shall constitute a security agreement under applicable law, and Seller hereby grants to Purchaser a first priority perfected security interest in all of Seller’s right, title and interest, whether now owned or hereafter acquired, in, to and under the Purchased Assets and the proceeds thereof to secure the obligations of Seller hereunder.

[END OF ARTICLE II]

ARTICLE III

CONSIDERATION AND PAYMENT

Section 3.01. Purchase Price.

(a) The “Closing Purchase Price” for the Receivables and the related Purchased Assets conveyed to Purchaser under this Agreement on the Closing Date shall be payable on the Closing Date and shall be an amount equal to the sum of the amounts paid by Seller to purchase such Receivables pursuant to the Sale and Purchase Agreement. The “Purchase Price” for the Receivables and the related Purchased Assets to be conveyed to Purchaser under this Agreement after the Closing Date shall be an amount equal to 100% of the aggregate balance of the Principal Receivables so conveyed, adjusted to reflect such factors as Purchaser and Seller mutually agree will result in a Purchase Price determined to be the fair market value of such property. The Closing Purchase Price for the Receivables arising in the Accounts on or before the Closing Date and the related Purchased Assets shall be paid on the Closing Date, and the Purchase Price for all other Receivables and the related Purchased Assets, shall be payable on the Business Day following the day on which such Receivables and the related Purchased Assets are conveyed by Seller to Purchaser; provided, however, the Purchase Price for the Receivables arising in the Accounts after the Closing Date and on or before April 12, 2007 shall be payable as soon as Purchaser receives sufficient Collections to pay therefor but in any case by May 15, 2007. The Closing Purchase Price and the Purchase Price shall be paid in cash.

(b) Notwithstanding any other provision of this Agreement, Seller shall not be obligated to sell Receivables or other Purchased Assets to Purchaser to the extent that Seller is not paid the Closing Purchase Price or the Purchase Price therefor as provided herein.

Section 3.02. Adjustments to Purchase Price.

(a) Upon final determination of the Signing Statement, the Closing Purchase Price shall be adjusted to reflect net daily cash settlements of cash receipts and cash disbursements with regard to the Accounts for the period between the Valuation Date and the Closing Date as reflected on the Signing Statement. Seller shall pay Purchaser, or Purchaser shall pay Seller, as the case may be, the aggregate amount reflected on the Signing Statement as the adjustment to the Closing Purchase Price (the “Purchase Price Adjustment”). Such payment shall be remitted no later than the fifth (5th) Business Day after the Signing Statement has been agreed to by Seller and Purchaser to an account designated by the party to which payment is due.

(b) The Closing Purchase Price shall also be adjusted due to the occurrence of any of the following events:

(i) If the Account Owner is debited by VISA after the Cut-Off Time for a chargeback in respect of which the Account Owner provided an Obligor with a credit on an Account prior to the Cut-Off Time and such debit has not been included in the Closing Purchase Price or any Purchase Price Adjustment then Purchaser agrees to pay to Seller an amount equal to (a) 88%, in the case of an Account with a “B” designation on the Account Schedule and (b) 21.5%, in the case of an Account with a “C” designation on the Signing Statement, in each case multiplied by the amount of such debit by VISA.

(ii) If a check from a Obligor in payment of amounts owed on an Account, which was credited to such Account prior to the Cut-Off Time, is returned unpaid by the drawee after the Cut-Off Time and such return payment has not been included in the Closing Purchase Price or any Purchase Price Adjustment) then Purchaser agrees to pay to Seller an amount equal to (a) 88%, in the case of an Account with a “B” designation on the Signing Statement and (b) 21.5%, in the case of an Account with a “C” designation on the Signing Statement, in each case multiplied by the amount of such returned check.

(iii) If Purchaser, the Account Owner or the Servicer provides a credit on an Account pursuant to the Policies and Procedures or the policies and procedures of the Account Owner, as applicable, in compliance with all Requirements of Law, with respect to the use of an Account by a person other than the Obligor who did not have actual, implied or apparent authority for such use and from which the Obligor received no benefit prior to the Cut-Off Time, then Seller agrees to pay to Purchaser (a) 88%, in the case of an Account with a “B” designation on the Signing Statement and (b) 21.5%, in the case of an Account with a “C” designation on the Signing Statement, in each case multiplied by the amount of such credit, provided that if such credit is reversed then Purchaser agrees to repay to Seller the amount paid by Seller with respect to such credit.

(iv) If an amount received by the Account Owner prior to the Cut-Off Time and held in a suspense account at the Cut-Off Time is identified after the Cut-off Time as a payment which should have been posted to an Account, then Seller agrees to pay to Purchaser (a) 88%, in the case of an Account with a “B” designation on the Signing Statement and (b) 21.5%, in the case of an Account with a “C” designation on the Signing Statement, in each case multiplied by the amount of such credit.

Each of the amounts determined above may be netted together to result in either a net amount due to Seller or a net amount due to Purchaser. Any party with knowledge of any facts relating to any event described in this Section 3.2(b) shall provide, or cause to be provided, to the other party written notice and supporting documentation (to the extent available to such party) in a monthly request. Seller or Purchaser, as the case may be, shall, within five (5) Business Days after receipt of such monthly request, reimburse the other party, in immediately available funds, for the amount of said adjustment Notwithstanding the foregoing, the parties agree that this Section 3.2(b) shall be implemented fairly and equitably so as to avoid the double payment or failure to pay any amount which would result in the unjust enrichment of any party pursuant to the terms hereof.

(c) The Purchase Price shall be reduced on the second Business Day of each calendar month (a “Credit Adjustment”) with respect to any Receivable previously conveyed to Purchaser by Seller which has since been reduced by Seller or the Servicer because of a rebate, refund, unauthorized charge or billing error to an Obligor or because such Receivable was created in respect of merchandise which was refused or returned by an Obligor. The amount of such reduction shall equal the reduction in the balance of such Receivable resulting from the occurrence of such event. In the event that a reduction pursuant to this Section 3.02(d) causes the Purchase Price to be a negative number, Seller agrees that, not later than 11:00 a.m., New York City time, on such date, Seller shall pay to Purchaser cash in an amount equal to the amount by which the Credit Adjustment exceeds the unadjusted Purchase Price.

Section 3.03. Payments to the Accounts Owner. To the extent that an Account Owner has not been paid any amounts owed to it with respect to the purchase price of newly created Receivables under any Partridge Receivables Purchase Agreement, Seller hereby directs Purchaser to pay, or cause to be paid, the Purchase Price directly to the Account Owner in an amount equal to such unpaid purchase price.

[END OF ARTICLE III]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of Seller.

(a) Representations and Warranties of Seller Relating to Seller. Seller hereby represents and warrants to, and agrees with, Purchaser as of the Closing Date that:

(i) Organization and Good Standing. Seller is a corporation duly organized and validly existing in good standing under the laws of the State of Nevada and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and such business is presently conducted, and to execute, deliver and perform its obligations under this Agreement.

(ii) Due Qualification. Seller is duly qualified to do business and is in good standing as a foreign corporation (or is exempt from such requirements) and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on Purchaser, the Issuer or the Noteholders.

(iii) Due Authorization. The execution, delivery and performance by Seller of this Agreement, the Sale and Purchase Agreement, each Partridge Receivables Purchase Agreement and any other document or instrument delivered pursuant hereto on the Closing Date (such other documents or instruments, collectively, the “Conveyance Papers”), and the consummation by Seller of the transactions provided for in this Agreement, the Sale and Purchase Agreement, each Partridge Receivables Purchase Agreement and such Conveyance Papers have been duly authorized by Seller by all necessary action on the part of Seller.

(iv) No Conflict. The execution and delivery of this Agreement, the Sale and Purchase Agreement, each Partridge Receivables Purchase Agreement and the Conveyance Papers by Seller, the performance by Seller of the transactions contemplated by this Agreement, the Sale and Purchase Agreement, each Partridge Receivables Purchase Agreement and the Conveyance Papers, and the fulfillment by Seller of the terms of this Agreement, the Sale and Purchase Agreement, each Partridge Receivables Purchase Agreement and the Conveyance Papers applicable to Seller will not conflict with, violate or result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust, or other instrument to which Seller is a party or by which it or any of its properties are bound.

(v) No Violation. The execution, delivery and performance by Seller of this Agreement, the Sale and Purchase Agreement, each Partridge Receivables Purchase Agreement, and the Conveyance Papers and the fulfillment by Seller of the terms contemplated herein and therein applicable to Seller will not conflict with or violate any Requirements of Law applicable to Seller.

(vi) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Seller, threatened, against Seller, before any Governmental Authority (A) asserting the invalidity of this Agreement, the Sale and Purchase Agreement, any Partridge Receivables Purchase Agreement or the Conveyance Papers, (B) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, the Sale and Purchase Agreement, any Partridge Receivables Purchase Agreement or the Conveyance Papers, (C) seeking any determination or ruling that, in the reasonable judgment of Seller, would materially and adversely affect the performance by Seller of its obligations under this Agreement, the Sale and Purchase Agreement, any Partridge Receivables Purchase Agreement or the Conveyance Papers, or (D) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, the Sale and Purchase Agreement, any Partridge Receivables Purchase Agreement or the Conveyance Papers.

(vii) All Consents. All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Seller in connection with the execution and delivery by Seller of this Agreement, the Sale and Purchase Agreement, each Partridge Receivables Purchase Agreement and the Conveyance Papers and the performance by Seller of the transactions contemplated by this Agreement, the Sale and Purchase Agreement, each Partridge Receivables Purchase Agreement or the Conveyance Papers have been duly obtained, effected or given and are in full force and effect.

(viii) Insolvency. No Insolvency Event with respect to Seller has occurred and the transfer of the Purchased Assets has not been made in contemplation of the occurrence thereof.

(b) Notice of Breach. The representations and warranties set forth in subsection 4.01(a) shall survive the transfer and assignment of the Purchased Assets to Purchaser. Upon discovery by Seller or Purchaser of a breach of any of the representations and warranties set forth in subsection 4.01(a), the party discovering such breach shall give written notice to the other party, the Issuer and the Indenture Trustee within three Business Days following such discovery; provided that the failure to give notice within three Business Days does not preclude subsequent notice.

Section 4.02. Representations and Warranties of Seller Relating to the Agreement and the Receivables.

(a) Representations and Warranties. Seller hereby represents and warrants to Purchaser as of the Closing Date (unless expressly stated otherwise) that:

(i) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or general principles of equity;

(ii) this Agreement constitutes a valid sale, transfer, assignment and conveyance to Purchaser of all right, title and interest of Seller in the Purchased Assets and such sale is perfected under the UCC;

(iii) each Receivable existing as of the Cut-Off Time is an Eligible Receivable and each Account existing as of the Cut-Off Time is an Eligible Account;

(iv) as of the date of transfer by Seller to Purchaser (after the Cut-Off Time) of any new Receivable, such Receivable is an Eligible Receivable;

(v) the Receivables constitute “accounts” or “payment intangibles” within the meaning of the applicable UCC;

(vi) Seller has caused or will have caused, within ten (10) days of the date of this Agreement, the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law in order to perfect the ownership interest of Purchaser in the Receivables described in Section 2.01; and

(vii) other than the ownership interest conveyed to Purchaser pursuant to this Agreement, Seller has not pledged, charged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Receivables described in Section 2.01. Seller has not authorized the filing of and is not aware of any financing statements against Seller that include a description of collateral covering such Receivables other than any financing statement (i) relating to the ownership interest conveyed to Purchaser hereunder, or (ii) that has been terminated.

(b) Notice of Breach. The representations and warranties set forth in subsection 4.02(a) shall survive the sale of the Purchased Assets to Purchaser. Upon discovery by either Seller or Purchaser of a breach of any of the representations and warranties set forth in subsection 4.02(a), the party discovering such breach shall give written notice to the other party, the Issuer and the Indenture Trustee within three Business Days following such discovery; provided that the failure to give notice within three Business Days does not preclude subsequent notice. Seller hereby acknowledges that Purchaser intends to rely on the representations in Sections 4.01 and 4.02 in connection with representations made by Purchaser to its assignees, including but not limited to in connection with the transfer made by Purchase to the Issuer pursuant to the Transfer and Servicing Agreement and the security interest granted by the Issuer to the Indenture Trustee pursuant to the Indenture, and that the Indenture Trustee and the Issuer may enforce such representations directly against Seller.

Section 4.03. Representations and Warranties of Purchaser.

(a) Representations and Warranties. As of the Closing Date, Purchaser hereby represents and warrants to, and agrees with, Seller that:

(i) Organization and Good Standing. Purchaser is a corporation duly organized and validly existing under the laws of the State of Nevada and has, in all material respects, full power and authority to own its properties and conduct its business as such properties are presently owned and such business is presently conducted and to execute, deliver and perform its obligations under this Agreement.

(ii) Due Authorization. The execution and delivery by Purchaser of this Agreement and the Conveyance Papers to which Purchaser is a party and the consummation by Purchaser of the transactions provided for in this Agreement and the Conveyance Papers to which Purchaser is a party have been duly authorized by Purchaser by all necessary action on the part of Purchaser.

(iii) No Conflict. The execution and delivery by Purchaser of this Agreement and the Conveyance Papers to which Purchaser is a party, the performance by Purchaser of the transactions contemplated by this Agreement and the Conveyance Papers to which Purchaser is a party, and the fulfillment by Purchaser of the terms of this Agreement and the Conveyance Papers to which Purchaser is a party, will not conflict with, result in any breach of any of the material terms and provisions of, or constitute (with or without notice or lapse of time or both) a material default under, any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Purchaser is a party or by which it or any of its properties are bound.

(iv) No Violation. The execution, delivery and performance of this Agreement and the Conveyance Papers to which Purchaser is a party by Purchaser and the fulfillment by Purchaser of the terms contemplated herein and therein applicable to Purchaser will not conflict with or violate any Requirements of Law applicable to Purchaser.

(v) No Proceedings. There are no proceedings or investigations pending or, to the best knowledge of Purchaser, threatened, against Purchaser, before any Governmental Authority (i) asserting the invalidity of this Agreement or the Conveyance Papers, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or the Conveyance Papers, (iii) seeking any determination or ruling that, in the reasonable judgment of Purchaser, would materially and adversely affect the performance by Purchaser of its obligations under this Agreement or the Conveyance Papers to which Purchaser is a party or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement or the Conveyance Papers.

(vi) All Consents. All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Purchaser in connection with the execution and delivery by Purchaser of this Agreement and the Conveyance Papers to which it is a party and the performance by Purchaser of the transactions contemplated by this Agreement and the Conveyance Papers to which it is a party have been duly obtained, effected or given and are in full force and effect.

(b) Notice of Breach. The representations and warranties set forth in subsection 4.03(a) shall survive the conveyance of the Purchased Assets to Purchaser. Upon discovery by Purchaser or Seller of a breach of any of the representations and warranties set forth in subsection 4.03(a), the party discovering such breach shall give prompt written notice to the other party.

[END OF ARTICLE IV]

ARTICLE V

COVENANTS

Section 5.01. Covenants of Seller. Seller hereby covenants and agrees with Purchaser as follows:

(a) Receivables Not To Be Evidenced by Instruments or Chattel Paper. Except in connection with its enforcement or collection of a Receivable, Seller will take no action to cause any Receivable sold to Purchaser hereunder to be evidenced by any instrument or chattel paper (as defined in the applicable UCC) and if any Receivable is so evidenced as a result of any action by Seller it shall be deemed to be a Receivable described in Section 6.01 and shall be repurchased by Seller in accordance with Section 6.01.

(b) Security Interests. Except for the Conveyances hereunder, Seller will not sell, pledge, assign or transfer to any other Person, or take any other action inconsistent with Purchaser’s ownership of the Purchased Assets or grant, create, incur, assume or suffer to exist any Encumbrance arising through or under Seller on, any Purchased Asset, whether now existing or hereafter created, and Seller shall not claim any ownership interest in any Purchased Asset and shall defend the right, title and interest of Purchaser in, to and under the Purchased Assets, whether now existing or hereafter created, against all claims of third parties claiming through or under Seller.

(c) Account Allocations. In the event that Seller is unable for any reason to sell Receivables to Purchaser in accordance with the provisions of this Agreement (including by reason of the application of the provisions of Section 7.02 or any order of any Governmental Authority), then Seller agrees (except as prohibited by any such order or any Requirement of Law) to allocate and pay to Purchaser, after the date of such inability, all Collections with respect to Principal Receivables previously sold to Purchaser. To the extent that it is not clear to Seller whether collections relate to a Principal Receivable that was sold to Purchaser or to a principal receivable that Seller is unable to sell to Purchaser, Seller agrees that it shall allocate payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account. Notwithstanding any cessation of the sale to Purchaser of additional Principal Receivables, Principal Receivables sold to Purchaser prior to the occurrence of the event giving rise to such inability, Collections in respect of such Principal Receivables, Finance Charge Receivables whenever created that accrue in respect of such Principal Receivables, and Collections in respect of such Finance Charge Receivables, shall continue to be property of Purchaser.

(d) Delivery of Collections. In the event that Seller receives Collections with respect to the Receivables (or any other amounts in respect of the Purchased Assets transferred in accordance with this Agreement), Seller agrees to pay to Purchaser (or to the Servicer if Purchaser so directs) all such Collections with respect to the Receivables or such other amounts as soon as practicable after receipt thereof.

(e) Notice of Encumbrances. Seller shall notify Purchaser promptly after becoming aware of any Encumbrance arising through or under it on any Receivable other than the Conveyances hereunder.

(f) Conduct of Business. Seller shall do all things necessary to remain duly organized, validly existing and in good standing as a corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(g) Compliance with Laws. Seller will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

(h) Sale Treatment. Seller will not account for (including for accounting purposes), or otherwise treat, the transactions contemplated by this Agreement in any manner other than as a sale of the Purchased Assets by Seller to Purchaser.

(i) No Sales, Encumbrances, Etc. Except as contemplated hereunder, Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Encumbrance arising through or under Seller upon, any of the Purchased Assets.

(j) No Change in Business or Credit Card Guidelines. Seller will not make any change in the character of its business or in any credit card guidelines it may have, which change would, in either case, impair the collectibility of any of the Receivables or have a material adverse effect on the condition (financial or otherwise), business or properties of Seller or the ability of Seller to perform its obligations hereunder.

(k) Protection of Interest in Purchased Assets. Seller shall authorize, execute and file such financing statements, amendments to financing statements, and any other documents reasonably requested by Purchaser or its successors and assigns which may be required by law to perfect the ownership interest of Purchaser in and to the Purchased Assets.

Section 5.02. Covenants of Seller with Respect to each Partridge Receivables Purchase Agreements and the Sale and Purchase Agreement. (a) Seller, in its capacity as purchaser of Receivables from Raphaels Bank or any other Account Owner pursuant to a Partridge Receivables Purchase Agreement hereby covenants that Seller will at all times enforce the covenants and agreements of Raphaels Bank or such other Account Owner in the Account Ownership Agreement and applicable Partridge Receivables Purchase Agreement.

(b) Seller also covenants that it will at all times enforce the covenants and agreements of Barclays Bank in the Sale and Purchase Agreement.

(c) Seller covenants that it will provide Purchaser with such information as Purchaser may reasonably request to enable Purchaser to determine compliance with the covenants contained in this Section.

Section 5.03. Personal Data. The parties acknowledge and agree that no Personal Data shall be transferred between the parties pursuant to or in connection with this Agreement. Any data relating to the Accounts that is processed under this Agreement shall be done in an anonymous format, without the use of Personal Data.

[END OF ARTICLE V]

ARTICLE VI

REPURCHASE OBLIGATION

Section 6.01. Seller’s Repurchase Obligations. In the event any Account is (a)(i) within six (6) months of the Closing Date, determined to be an Account that was an Excluded Account as of the Cut-Off Time or (ii) within eight (8) months of the Closing Date, determined to be an Account that was an Excluded Account as of the Cut-Off Time pursuant to clause (l) of the definition of Excluded Account, or (b) within 90 days of transfer to the Purchaser, an Account for which any representation or warranty under (i) Section 4.02(a)(iii) or (ii) Section 4.02(a)(iv) is not true and correct on the date of transfer of the related Receivable arising therein in any material respect for any related Receivable as a result of any action or failure to act by Seller to the extent such failure to be so true and correct results in such Receivable not being an Eligible Receivable (in each case, a “Covered Account”), Seller shall pay to Purchaser an amount equal to the Repurchase Price for all Receivables in such Covered Account, calculated in the manner set forth in Section 6.02. Upon payment of any such Repurchase Price with respect to any such Receivables, Purchaser shall automatically and without further action sell, transfer, assign, set-over and otherwise convey to Seller, without recourse, representation or warranty, all the right, title and interest of Purchaser in and to such Receivables, all Collections related thereto, all monies and amounts due or to become due with respect thereto, all proceeds thereof, and all other Purchased Assets related thereto. Purchaser shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by Seller to effect the conveyance of such property pursuant to this Section.

Section 6.02. Repurchase Price.

(a) The “Repurchase Price” for Receivables in the Covered Accounts classified as such pursuant to Sections 6.01(a) or (b)(i) shall be the amount paid by Barclays Bank for such Receivables under the Sale and Purchase Agreement. The “Repurchase Price” for Receivables in the Covered Accounts classified as such pursuant to Section 6.01(b)(ii) shall be an amount equal to the unpaid balance of such Receivables.

(b) Upon payment of the Repurchase Price as set forth herein, Purchaser shall deliver, or cause to be delivered, to Seller all files and books and records relating to such repurchased Receivables and the related Covered Accounts.

Section 6.03. Reassignment of Noteholders’ Interest in Trust Portfolio. In the event any representation or warranty set forth in subsection 4.01(a) or subsection 4.02(a)(i) or (ii) is not true and correct in any material respect and as a result of such breach Purchaser is required to accept a reassignment of the Receivables previously sold by Seller to Purchaser pursuant to Section 2.06 of the Transfer and Servicing Agreement, Seller shall be obligated to accept a reassignment of such Receivables from Purchaser on the terms set forth below.

Seller shall pay to Purchaser by depositing in the Collection Account established under the Indenture in immediately available funds, not later than 11:00 a.m., London time, on the fifth Business Day after the day on which Seller receives notice of such reassignment obligation, in payment for such reassignment, an amount equal to the amount specified in

Section 2.06 of the Transfer and Servicing Agreement. Upon any such reassignment of the Receivables on such date, Purchaser shall automatically and without further action sell, transfer, assign, set-over and otherwise convey to Seller, without recourse, representation or warranty, all the right, title and interest of Purchaser in and to the Receivables, all Collections related thereto, all monies and amounts due or to become due with respect thereto, all proceeds thereof, and all other Purchased Assets related thereto. Purchaser shall execute such documents and instruments of transfer or assignment and take such other actions as shall reasonably be requested by Seller to effect the conveyance of such property pursuant to this Section.

[END OF ARTICLE VI]

ARTICLE VII

TERM AND PURCHASE TERMINATION

Section 7.01. Term. This Agreement shall commence as of the date of execution and delivery hereof and shall continue until such date as may be mutually agreed by Purchaser and Seller after the termination of the Issuer as provided in Article VIII of the Trust Agreement.

Section 7.02. Purchase Termination. If Seller shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or if a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of Seller in an involuntary case under any Debtor Relief Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of Seller or for any substantial part of Seller’s property, or for the winding-up or liquidation of Seller’s affairs and, if instituted against Seller, any such proceeding shall continue undismissed or unstayed and in effect for a period of 60 consecutive days or upon entry of any order or decree providing for such relief, or any of the actions sought in such proceeding shall occur; or if Seller shall commence a voluntary case under any Debtor Relief Law, or if Seller shall consent to the entry of an order for relief in an involuntary case under any Debtor Relief Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of, or for, any substantial part of its property, or Seller shall make any general assignment for the benefit of its creditors; or Seller shall have taken any corporate action in furtherance of any of the foregoing actions (each an “Insolvency Event”); then Seller shall immediately cease to sell Principal Receivables to Purchaser and shall promptly give notice to Purchaser, the Issuer and the Indenture Trustee of such Insolvency Event. Notwithstanding any cessation of the transfer to Purchaser of additional Principal Receivables, Principal Receivables transferred to Purchaser prior to the occurrence of such Insolvency Event, Collections in respect of such Principal Receivables, Finance Charge Receivables whenever created, accrued in respect of such Principal Receivables, and the Collections thereon, shall continue to be property of Purchaser.

[END OF ARTICLE VII]

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.01. Amendment. This Agreement and the rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by Purchaser and Seller in accordance with this Section 8.01. This Agreement may be amended from time to time by Purchaser and Seller (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein, (iii) to add any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement, (iv) to change or modify the Purchase Price and (v) to change, modify, delete or add any other obligation of Seller or Purchaser; provided, however that no amendment pursuant to clause (iv) or (v) of this Section 8.01 shall be effective unless any rating agency rating (at the request of the Issuer) any notes issued by the Issuer has confirmed in writing to Seller and Purchaser that such amendment will not result in a reduction or withdrawal of the then-existing rating of any such notes. A copy of any amendment to this Agreement shall be sent to the rating agencies rating (at the request of the Issuer) any notes issued by the Issuer.

Section 8.02. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 8.03. Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified mail, return receipt requested, to (a) in the case of Seller, CompuCredit International Acquisition Corp., 101 Convention Center Drive, Suite 850-33A, Las Vegas, NV 89109 (facsimile no. (702)-734-0144), (b) in the case of Purchaser, Partridge Funding Corporation, 3993 Howard Hughes Parkway, Suite 250, Office 215, Las Vegas, Nevada 89169 (facsimile no. (702) 866-2244) Attention: Rebecca Howell, with a copy to Lionel, Sawyer & Collins, 50 W. Liberty Street, Suite 1100, Reno, Nevada 89501, Attention: Colleen Dolan, Esq., (c) in the case of the Owner Trustee, Wilmington Trust FSB, 3993 Howard Hughes Parkway, Suite 250, Las Vegas, Nevada 89169, Attention: Corporate Trust Administration (facsimile no. (702) 866-2244), or (d) in the case of the Indenture Trustee, Deutsche Bank Trust Company Americas, 60 Wall Street, MSNYC 60-2606, New York, New York 10005; or, as to each party, at such other address as shall be designated by such party in a written notice to each other party.

Section 8.04. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 8.05. Assignment. Notwithstanding anything to the contrary contained herein, other than as provided in Section 8.06, this Agreement may not be assigned by the parties hereto; provided, however, that Seller shall have the right to assign its right, title and interest in, to and under this Agreement to (i) any successor by merger which assumes the obligations of this Agreement or (ii) any entity; provided that any rating agency then rating (at the request of the Issuer) any notes issued by the Issuer has confirmed in writing to Seller and Purchaser that such assignment will not result in a reduction or withdrawal of the then-existing rating of any of such notes.

Section 8.06. Acknowledgement and Agreement of Seller. Seller expressly acknowledges and agrees that all of Purchaser’s right, title, and interest in, to, and under this Agreement, including, without limitation, all of Purchaser’s right, title, and interest in and to the Purchased Assets, will be assigned by Purchaser to the Issuer, and a security interest therein will be granted by the Issuer to the Indenture Trustee, and Seller consents to such assignment and grant. Seller further agrees that notwithstanding any claim, counterclaim, right of setoff or defense which it may have against Purchaser, due to a breach by Purchaser of this Agreement or for any other reason, and notwithstanding the bankruptcy of Purchaser or any other event whatsoever, Seller’s sole remedy shall be a claim against Purchaser for money damages, and then only to the extent of funds available to Purchaser, and in no event shall Seller assert any claim on or any interest in the Purchased Assets or any proceeds thereof or take any action which would reduce or delay receipt by Purchaser or the Issuer of collections with respect to the Purchased Assets. Additionally, Seller agrees that any amounts payable by Seller to Purchaser hereunder which are to be paid by Purchaser to the Issuer shall be paid by Seller, at the written request of Purchaser, directly to the Issuer.

Section 8.07. Further Assurances. Purchaser and Seller agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party, the Issuer or the Indenture Trustee more fully to effect the purposes of this Agreement and the Conveyance Papers, including, without limitation, the authorization or execution of any financing statements, amendments thereto, or continuation statements or equivalent documents relating to the Purchased Assets for filing under the provisions of the UCC or other law of any applicable jurisdiction.

Section 8.08. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Purchaser or Seller, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Section 8.09. Counterparts. This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 8.10. Binding; Third-Party Beneficiaries. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. The Issuer and the Indenture Trustee shall be considered third-party beneficiaries of this Agreement.

Section 8.11. Merger and Integration. Except as specifically stated otherwise herein, this Agreement and the Conveyance Papers set forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement and the Conveyance Papers. This Agreement may not be modified, amended, waived or supplemented except as provided herein.

Section 8.12. Headings. The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 8.13. Schedules and Exhibits. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

Section 8.14. Survival of Representations and Warranties. All representations, warranties and agreements contained in this Agreement shall remain operative and in full force and effect and shall survive conveyance of the Purchased Assets by Purchaser to the Issuer pursuant to the Transfer and Servicing Agreement and the grant of a security interest therein by the Issuer to the Indenture Trustee pursuant to the Indenture.

Section 8.15. Nonpetition Covenant. Notwithstanding any prior termination of this Agreement, Seller shall not, prior to the date which is one year and one day after the termination of this Agreement, acquiesce, petition or otherwise invoke or cause Purchaser or the Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining a case against Purchaser or the Issuer under any Debtor Relief Law or appointing a receiver, conservator, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Purchaser or the Issuer or any substantial part of its property or ordering the winding-up or liquidation of the affairs of Purchaser or the Issuer.

[END OF ARTICLE VIII]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Receivables Purchase Agreement to be duly executed by their respective officers as of the date first above written.

COMPUCREDIT INTERNATIONAL ACQUISITION CORPORATION, as Seller

By:	/s/ Joshua C. Miller
Name:	Joshua C. Miller
Title:	Assistant Secretary

PARTRIDGE FUNDING CORPORATION, as Purchaser

By:	/s/ Rebecca Howell
Name:	Rebecca Howell
Title:	Assistant Secretary

[Signature Page to Receivables Purchase Agreement between CCIA and Partridge]